                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 23, 1998, by and between William M. Parker, who resides at Box 307 Rt. 611 Philomont, VA 20131 ("Employee") and DIDAX INC., a Delaware business corporation with its principal place of business at 4501 Daly Drive, Suite 103, Chantilly, VA 20151 ("DIDAX"), each a "party" and collectively the "parties." In consideration of the employment of Employee by DIDAX, DIDAX and Employee hereby agree as follows:

1. Employment, Complete Agreement, and Modification. DIDAX agrees to employ Employee and Employee agrees to be employed by DIDAX on the terms and conditions set forth herein. This Agreement supersedes all previous representations, either written or oral, between the parties. No provision of this Agreement may be modified except by a writing signed by both parties.

2. Position. Subject to the Bylaws of DIDAX and to the direction of the Board of Directors of DIDAX (the "Board"), Employee shall serve as Chief Executive Officer ("CEO") of DIDAX, performing such duties and carrying out such responsibilities as are normally related to the position of CEO in accordance with industry standards, and in such additional management position(s) as the Board may designate. As a bona fide occupational qualification for this position, Employee will subscribe to the Statement of Faith as stated in Article XIII, Section 2 of the Bylaws of DIDAX. The Board shall either vote, or recommend to the shareholders of DIDAX, as appropriate, that during the Term of this Agreement, (2.1) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; and (2.2) DIDAX shall not confer on any other officer or employee authority, responsibility, powers, or prerogatives superior or equal to the authority, responsibility, prerogatives, and powers vested in Employee under this Agreement.

3. Compensation. During the Term of this Agreement, DIDAX shall pay to Employee for all his services a base salary in periodic installments in accordance with DIDAX's usual practice for its similarly situated employees, at an annual rate of $115,000, to be increased to $120,000 if DIDAX's net quarterly revenues exceed $200,000, and to $130,000 if DIDAX's net quarterly revenues exceed $400,000.

4. Incentive Compensation. In addition to the compensation provided in Section 3, Employee shall be entitled to receive payments under DIDAX's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate. Any incentive compensation which is not deductible, in the opinion of DIDAX's counsel, under ss.162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted.

5. Stock Options. In accordance with the provisions of DIDAX's 1997 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, DIDAX hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, options to acquire shares of DIDAX's outstanding common stock ("Option Stock") in the amount and per the vesting schedule as indicated in Attachment A. The exercise price for all such options shall be the market price of DIDAX's common stock on the NASDAQ stock exchange at the close of trading on the date of execution of this Agreement. In the event of termination of this Agreement, Employee has the right to retain only those options that have vested prior to the effective date of such termination, until their natural expiration. All unvested options, warrants, and similar rights shall remain the property of DIDAX.

6. Benefits. During the Term of this Agreement:

      6.1 Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to Employee and DIDAX.

      6.2 DIDAX shall provide paid accident and health insurance for Employee and his family comparable to that DIDAX provides for other DIDAX employees and their families.

      6.3 DIDAX shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, adjusted at policy anniversary date, subject to the last sentence of this Section 6.3, in the minimum face amount of Employee's current annual base salary. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and DIDAX shall not retain any benefit therein.

      6.4 Employee shall be entitled to sick leave benefits in accordance with the customary policies of DIDAX for its executive officers, but in no event less than one (1) week per year. In the event of Employee's Disability, DIDAX shall provide disability insurance that shall provide for the payment of Employee's annualized salary at the time of the Disability, for a period of not less than one (1) year from the date of Disability. For purposes of this Agreement, "Disability" shall mean a written determination by a physician mutually agreeable to DIDAX and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of CEO under this Agreement and that such disability has continued for ninety (90) days and can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

      6.5 In addition to the vacation provided pursuant to Section 6.1 hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days consistent with DIDAX's employment policies.

      6.6 Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by DIDAX or the Board for similarly situated employees of DIDAX) in performing services hereunder.

      6.7 Employee shall be eligible to participate in benefits not inconsistent or duplicative of those set forth in this Section 6 as DIDAX shall establish or maintain for its employees or executives generally. Employee shall be solely responsible for any applicable income taxes relating to benefits provided under this Section 6.

7. Term and Termination. The Term of this Agreement shall begin on the date of execution stated above and shall continue until this Agreement is terminated by either party as provided herein. Either party may terminate this Agreement and Employee's employment hereunder at any time, with or without cause, upon thirty
(30) days prior written notice of termination to the other party.

8. Severance. Upon termination of his employment by DIDAX, and execution of a termination agreement, Employee shall continue to receive as severance his current base salary and such benefits as are provided under Sections 6.2 and 6.3 for an additional six (6) months.

9. Protective Covenant. During the period of his employment by DIDAX, Employee shall: (9.1) to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for DIDAX and its subsidiaries and affiliates; and (9.2) not acquire, assume, or participate in, directly or indirectly, any position, investment, action or interest adverse or antagonistic to DIDAX, its business or prospects, financial or otherwise.

10. Conciliation. The parties agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation, 1537 Avenue D, Suite

352, Billings, MT 59102. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction. These methods shall be the sole remedy for any controversy or claim arising out of this Agreement and the parties expressly waive their respective right to file a lawsuit in any civil court against one another for such disputes, except to enforce an arbitration decision. The parties agree that any claim or dispute hereunder shall expire if not brought within one (1) year of arising. Any claim or dispute arising from or related to the Noncompetition and Proprietary Information Agreement between DIDAX and Employee, or any subsequent noncompetition, nonsolicitation, confidentiality, and/or proprietary information agreement or covenant between DIDAX and Employee, shall not be subject to this Section 10.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Virginia without regard to principles of conflict of laws.

12. Severability. Should any provision or clause of this Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

13. Assignment. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of DIDAX, but, except as to any such successor of DIDAX, neither this Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party.

14. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or send by prepaid express delivery service, to the party to receive such notice at its address set forth at the beginning of this Agreement or at such other address as a party may be notice specify to the other.

15. No Conflicting Obligations. Each party represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way violate, interfere, or conflict with the performance to be rendered under this Agreement.

16. Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the Interests of DIDAX.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

WILLIAM PARKER                               DIDAX INC.


/s/ William M. Parker                        /s/ James G. Buick
------------------------                     -----------------------
William M. Parker                            James G. Buick
("Employee")                                 Chairman of the Board

                                  ATTACHMENT A
                             TO EMPLOYMENT AGREEMENT
                                     BETWEEN
                                   DIDAX INC.
                              AND WILLIAM M. PARKER


VESTING OF STOCK OPTIONS

Stock Options Vesting Based on Milestones:                                          Options Vesting
------------------------------------------                                          ---------------

-     Upon Execution of Employment Agreement .....................................     100,000

-     When DIDAX's annual net revenues exceed one million dollars ($1,000,000)
      OR DIDAX's stock price reaches a value of no less than one hundred fifty percent (150%) of its price at its Initial Public Offering and maintains
      that price for no less than two (2) consecutive months .....................      75,000

-     When DIDAX's annual net revenues exceed four million dollars ($4,000,000)
      and DIDAX has been profitable for at least two (2) consecutive quarters OR
      DIDAX's stock price reaches a value of no less than two hundred percent
      (200%) of its price at its Initial Public Offering .........................      25,000

-     When DIDAX's annual net revenues exceed ten million dollars ($10,000,000)
      and DIDAX's earnings per share exceed $0.25 OR DIDAX's stock price reaches a value of no less than three hundred percent (300%) of its price at its
      Initial Public Offering ....................................................      25,000

Stock Options Vesting Based on Earnings:                          Options Vesting
----------------------------------------                          ---------------
      When DIDAX's Quarterly Earnings reach $0.05 per share ...      10,000

      When DIDAX's Quarterly Earnings reach $0.10 per share ...      15,000

      When DIDAX's Quarterly Earnings reach $0.15 per share ...      20,000

Total Options .................................................     270,000


The exercise price for all options offered herein shall be the market price of DIDAX's common stock on the NASDAQ stock exchange at the close of trading on the date of execution of this Agreement. All options offered herein shall expire 10 years after they are issued.

                  NONCOMPETITION AND PROPRIETARY INFORMATION AGREEMENT

THIS NONCOMPETITION AND PROPRIETARY INFORMATION AGREEMENT ("Noncompetition Agreement") is entered into as of March 23, 1998, by and between William M. Parker, who resides at Box 307 Rt. 611 Philomont, VA 20131("Employee") and DIDAX INC., a Delaware business corporation with its principal place of business at 4501 Daly Drive, Suite 103, Chantilly, VA 20151 ("DIDAX"), each a "party" and collectively the "parties." This Noncompetition Agreement is entered into in connection with the Employment Agreement executed by these same parties concurrently herewith. In consideration for and as an essential condition of the employment and continuing employment of Employee by DIDAX, Employee and DIDAX hereby agree as follows:

1. Noncompetition Covenant. Except with the prior written consent of the Board of Directors of DIDAX (the "Board"), for a period of twelve (12) months after he ceases to be employed by DIDAX (the "Termination Date"), Employee shall not, alone, or as a member, employee or agent of any partnership, or as an officer, agent, employee, director, stockholder, or investor of any other corporation, directly or indirectly: (1.1) own, manage, operate, join, control or participate in the ownership, management, operation, or control of, (1.2) become employed by, consult or advise, or (1.3) be connected in any manner with any business or activity which is competitive with the business of, or attempts to solicit business or customers from, DIDAX as conducted on the Termination Date.

2. Information Disclosed Remains Property of DIDAX. All ideas, concepts, information, and written material disclosed by DIDAX to Employee, or acquired from a customer or prospective customer of DIDAX, are and shall remain, during employment with DIDAX and subsequent to the Termination Date, the sole and exclusive property and proprietary information of DIDAX or such customers, and are disclosed in confidence by DIDAX or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of DIDAX's business.

3. Confidential Information. Employee agrees to hold as DIDAX's property all trade secrets, processes, proprietary information, know-how, memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures, and other data, and all copies thereof and therefrom, in any way relating to DIDAX's business and affairs, whether made by him or otherwise coming into his possession ("Confidential Information") and on termination of his employment, or demand of DIDAX at any time, to deliver to DIDAX all tangible copies of Confidential Information. Employee recognizes and acknowledges that DIDAX's Confidential Information are valuable, special, and unique assets of DIDAX's business, access to and knowledge of which are essential to the performance of the Employee's duties under the Employment Agreement with DIDAX. Employee will not, during or after the term of his employment by DIDAX, in whole or in part, disclose such Confidential Information to any person or entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for his own purposes or for the benefit of any person or entity (except DIDAX) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such Confidential Information that are then in the public domain (provided that Employee was not directly responsible for such Confidential Information entering the public domain without DIDAX's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide DIDAX with prompt notice of such requirement, prior to making any disclosure, so that DIDAX may seek an appropriate protective order. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as through each such person or entity were bound hereby. Employee further agrees that during the term of his employment with DIDAX, he will not use or disclose to other employees of DIDAX confidential information belonging to his former employers.

4. Ownership of Intellectual Property. Any and all inventions, discoveries, improvements, processes, apparatus, methods, designs, records, files, drawings, documents, equipment, or other scientific, literary or artistic creations (collectively "Creations") that Employee has invented, discovered, conceived, originated, or made, or may invent, discover, conceive, originate, or make, by himself or in conjunction with any other person or entity, during the period of his employment by DIDAX in any way, directly or indirectly, connected with DIDAX's business shall be the sole and exclusive property of DIDAX. Employee agrees that all copyrightable works created by Employee or under DIDAX's direction in connection with DIDAX's business are "works made for hire" and shall be the sole and complete property of DIDAX, and that any and all copyrights to such works belong to DIDAX. To the extent such works are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to DIDAX without further compensation. Employee agrees to disclose to DIDAX every patent application, notice of copyright, or other action taken by Employee or any assignee or affiliate to protect intellectual property during the twelve (12) months following termination of Employee's employment with DIDAX, for whatever reason, so that DIDAX may determine whether to assert a claim under this section or any other provisions of this Noncompetition Agreement or the related Employment Agreement.

5. Severability; No Waiver. Should any provision or clause of this Noncompetition Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Noncompetition Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity. If any tribunal of competent jurisdiction construes any provision or clause of this Noncompetition Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such tribunal shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The failure of either party to partially or fully exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Noncompetition Agreement.

6. Assignment. This Noncompetition Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of DIDAX, but, except as to any such successor of DIDAX, neither this Noncompetition Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party.

7. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid express delivery service, to the party to receive such notice at its address set forth at the beginning of this Noncompetition Agreement or at such other address as a party may be notice specify to the other.

8. No Conflicting Obligations. Each party represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way violate, interfere, or conflict with the performance to be rendered under this Noncompetition Agreement.

9. Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Noncompetition Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the Interests of DIDAX.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS NONCOMPETITION AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

                                             DIDAX INC.

/s/ William M. Parker                        /s/ James G. Buick
------------------------                     -----------------------
                                             Mr. James G. Buick
("Employee")                                 Chairman of the Board